FOR IMMEDIATE RELEASE


         TOPPS ENDS POSSIBLE SALE PROCESS AND COMPLETES STRATEGIC REVIEW

New York, NY, September 12, 2005--The Topps Company, Inc. (Nasdaq: TOPP) announced today that the previously disclosed process to evaluate a possible sale of its confectionery business has been terminated. The process, conducted with the assistance of outside advisors, took nearly seven months to conclude. Levels of interest by prospective purchasers during that time were not commensurate with the Board's valuation of the asset.

Arthur T. Shorin, Chairman and CEO commented, "Our Board remains committed to maximizing shareholder value. As such, simultaneous with exploring a possible transaction, management completed its work with outside consultants on a comprehensive strategic review aimed at improving top and bottom line performance of the domestic confectionery and entertainment businesses.

"Actions to implement results are well underway. Among them, the confectionery and entertainment organizations will operate independently to the extent practical. We are also streamlining reporting relationships and eliminating certain upper and middle management positions. After accounting for nearly $900,000 of headcount additions for marketing and new product development, principally directed at top line growth, we expect the net personnel related cost savings to be approximately $2.5 million annually. Work is also in progress to reduce non-personnel related costs."

Mr. Shorin concluded, "We are optimistic about the future. We view these and other changes as important steps in an ongoing process of improvement, and look forward to communicating further on our second quarter investor conference call scheduled for September 28."

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker album collections, and collectible games. For additional information, visit http://www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

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